Exhibit 23


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement Nos. 33-51917 and 33-68578 of Elizabethtown Water Company on Forms S-3 of our report dated February 15, 1994, except for the subsequent event discussed in Note 8, as to which the date is February 23, 1994, appearing in this Current Report on Form 8-K of Elizabethtown Water Company for the year ended December 31, 1993.



/s/ Deloitte & Touche

Parsippany, New Jersey
February 28, 1994